Exhibit 99.1

PROS Holdings Inc.

Script of Investor Teleconference

February 12, 2009

Operator:

Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2008 PROS Holdings Inc. Earnings Conference Call. My name is Eliza and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference.

I would now like to turn the presentation over to your host for today’s call, Executive Vice President and Chief Financial Officer, Mr. Charles Murphy. Please proceed, sir.

Charlie Murphy – PROS Holdings, Inc - CFO

Thank you, operator. Good afternoon, everyone, and thank you for joining us today for the PROS Holdings financial results conference call for the fourth quarter and full year of 2008. This is Charlie Murphy. Joining me on today’s call is Bert Winemiller, PROS Chairman and Chief Executive Officer. In today’s conference call, Bert will provide a commentary on the highlights for the fourth quarter and year ended December 31, 2008 and then I will provide a review of the financial results and our outlook, before we open up the call to questions.

Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question-and-answer session, contain forward-looking statements. These statements are subject to numerous important factors, risks and uncertainties, which could cause actual results to differ from the results implied by these or other forward-looking statements.

Also, these statements are based solely on the present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our prospectus, 10-K, and other filings with the SEC and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the Investor Relations section of our website.

I would also like to point out that the Company’s use of non-GAAP financial measures is explained in today’s earnings press release and a full reconciliation between each non-GAAP measure and the corresponding GAAP measure is provided in the tables accompanying the press release filed earlier today and also found on our website in the Investor Relations section. With that, I’d like to turn the call over to Bert.

Bert Winemiller – PROS Holdings – Chairman and CEO

Thank you, Charlie, and thanks to those of you listening to our call this afternoon. We are pleased with our financial performance in the fourth quarter of 2008. For the full year, we are reporting results in line with or above expectations with the strongest revenue, cash flow and profit in our history. We believe this was a solid performance, given the challenging economic environment in 2008.

These results are a validation of PROS’ proven business model of delivering high return on investment pricing and margin optimization software products to our customers and our revenue visibility based on our percentage of completion revenue recognition model. Companies implement PROS pricing and margin optimization software as a strategic innovation and a risk mitigation initiative, particularly as these companies face unpredictable demand and volatile costs. PROS’ proven track record, proven processes, and proven solutions are the keys to our long-term success and drive our high level of customer satisfaction.

Our fourth quarter revenue of $19.8 million was a record and was up 11% year-over-year. Our full year revenue of $75.6 million was also a record and was up 22% year-over-year. Our non-GAAP earnings were $0.17 per diluted share for the quarter and $0.51 per diluted share for the year. Bookings for 2008 came in at the high end of our expected range of $46 million to $51 million.

PROS is a global company with revenue diversified across geography and our target industries. 54% of 2008 revenue came from outside the United States and 61% of 2008 license and implementation revenue came from our target industries of manufacturing, distribution and services.

During these difficult economic times, CEOs and CFOs are starting to recognize that traditional pricing strategies such as cost plus and match the competition cause unnecessary discounting and destructive pricing practices. The message that a small improvement in pricing can have a large impact on operating profit is resonating with executives, who recognize that pricing is one of the most strategic and powerful tools available to them. As executives face market challenges, the innovators will continue to embrace pricing optimization. Our customers and prospects are facing unpredictable demand and volatile costs and need proven science-based pricing and margin optimization solutions more than ever.

CEOs, CFOs and COOs are the ultimate decision makers for pricing software. To achieve the high return on investment and fast time to value, C-level executives must embrace pricing excellence best practices, focus on optimizing margins and implement the science-based price optimization software from PROS. PROS has unique strengths in managing in a challenging economy and there are four key traits I would like to point out.

First, PROS has proven management experience. The post 9/11 years of 2002 through 2004 were very challenging and PROS still achieved its track record of profitability and positive cash flow during those difficult years.

Second, PROS has financial strength, including a strong balance sheet with $52 million in cash at December 31, 2008 and no debt, which helps PROS stand out positively in one of the most important criteria in current sales situations, which is vendor viability.

Third, PROS has an attractive business model based on — one, a high return on investment value proposition by providing pricing and margin improvements. A recent example of the quick initial ROI that our customers realize is demonstrated by the fact that a leading manufacturer with 3,500 retailers and 150,000 active products used PROS Scientific Segmentation, Scientific Analytics and Price Optimizer to uncover $4 million in profit leaks in the first 28 days of the implementation. Two, PROS revenue visibility is based on our percentage of completion revenue recognition model. Three, PROS has an appropriate mix of license implementation and maintenance revenue and best-in-class high maintenance renewal rates. Four, PROS employees have experience and expertise in pricing that is unequalled. Five, PROS has a diversified revenue mix across industries and geography.

And fourth, in the strengths facing management in a challenging economy, is that we believe PROS has a superior product strategy. The cornerstone of this strategy is the PROS Pricing Solutions Suite Common Code Platform, a single integrated database and the PROS Configurator. The strategy is focused on the strategic goals of lowest total cost of ownership, highest return on investment and shortest time to value.

Now let me address the current economic conditions. On a positive note, we are pleased that the 2008 bookings were at the high end of our guidance, our sales activity continues to be high, contracts have already been signed in the first quarter and new prospects continue to be identified. However, reflective of the weakening economy, we have seen some instances of companies delaying purchase decisions.

Even though the awareness of the power of pricing is increasing and the ROI is apparent, getting a multimillion dollar deal and project approved in this environment is more challenging. There is much more rigorous review of any capital expenditure and often the traditional metrics of probability of close are not good indicators. The final decision is made by Senior Executives, who are focused on cost cuts and very selective innovative investments. As a result, while we do have good visibility into near-term revenue, it is difficult in this economic environment to provide guidance for the full year 2009, particularly as our sales cycles continue to be long and could get longer.

We believe the market for pricing and margin optimization software is in the innovative early stage and that PROS is in the center of this shift to science-based pricing from spreadsheets and the current destructive pricing practices. Our target markets of manufacturing, distribution and services represent a multibillion dollar market opportunity and today are under-penetrated. Looking beyond 2009, our opportunity remains considerable and PROS intends to increase market share and build our relative competitive advantage during these tough economic times.

While we have increased our focus on managing expenses, we remain committed to R&D and to supporting our customers so on the other side of this economic downturn, PROS emerges in a much stronger position to serve the price optimization software market. We will continue to innovate and selectively invest to accelerate our competitive advantage in pricing and margin optimization software in science, total cost of ownership and time to value.

In summary, we are pleased with our fourth quarter and 2008 results. This achievement is the result of the hard work of over 350 employees of PROS who are smart, dedicated people doing great things to bring pricing excellence and high value to our customers. As we enter a challenging 2009, we have a very experienced management team that we believe is focused on the right strategies.

We have the expertise and resources to continue to deliver innovative products to our customers and as a result, PROS will emerge even stronger relative to our competition. Also we feel good about our long-term future prospects. Now let me turn the call over to Charlie, so that he can provide you with a review of our financial results and our outlook for 2009.

Charlie Murphy – PROS Holdings, Inc - CFO

Thanks, Bert. PROS had a solid Q4 and full year 2008. I will begin with a review of our statement of operations for the quarter and the year, which ended December 31, 2008. Then I will provide some commentary on the balance sheet and cash flow items, before providing you with financial guidance for the first quarter of 2009.

As Bert indicated, we are very pleased with our performance in the fourth quarter and for the year. Revenue for the fourth quarter of 2008 and the full year came in at $19.8 million and $75.6 million respectively, which is up 11% from Q4 2007 and up 22% for the full year. Revenue for the quarter and the year was within the guided range we provided on our last call. There can be variability in revenue from quarter-to-quarter, not as a result of seasonality, but rather the timing of when an implementation starts or finishes, the implementation effort needed and the contract size. For example, we were recently impacted by one customer’s decision to postpone implementation to a later date with a restart hopefully in 2009. And another customer has been slowing down their implementation, while waiting for a phase of their ERP implementation to be completed. These are examples that can impact the timing of revenue recognition, even though transactions are booked and implementations were in progress.

I will be discussing the statement of operations information on a non-GAAP basis. Our earnings press release includes a full GAAP to non-GAAP reconciliation, which can be found on our website in the Investor Relations section.

In accordance with our revenue recognition policy, PROS does not recognize any revenue at contract signing. License and implementation revenue are bundled together and recognized using percentage of completion over the implementation period.

Within revenue, license and implementation revenue was $14 million for the fourth quarter of 2008 and $53.9 million for the full-year or approximately 71% of total revenue for both the quarter and year. This is up 11.6% over the fourth quarter 2007 and 24.9% year-over-year respectively. Maintenance and support, which makes up the balance of revenue, was $5.7 million for the fourth quarter of 2008 and $21.7 million for the year, up 10% over the fourth quarter 2007 and 14.5% year-over-year respectively. We are pleased that our maintenance renewal rate for the year continues in the historical mid-90% range.

Our revenue is diversified geographically across our five target vertical markets and between B-to-B and B-to-C pricing and margin optimization solutions. Our revenue generated outside the United States remained strong at approximately 54% in 2008. Historically, we have had success denominating our contracts principally in US dollars. During 2008, we did have a loss on foreign exchange of approximately $100,000 for the year. With the volatility in foreign exchange, we may be required by our customers to have more contracts in the future denominated in foreign currency.

On a non-GAAP basis, gross profit was $14.8 million for the fourth quarter of 2008 and $56.9 million for the year, yielding gross margins of 74.8% and 75.3% respectively. This compares to gross margins of 73.6% for the fourth quarter of 2007 and 71.5% for the year ended 2007. We are pleased with the improvements in gross margins over prior years, which is a result of improvements in our implementation processes and the continued standardization of our products. As previously communicated, gross margins may vary from period-to-period depending on factors such as the amount of implementation services required to deploy our products relative to the total contract price. Year-over-year margins have been improving. However, while the overall trends for gross margins have been up year-over-year, we can’t be certain that the previously-mentioned factors, which contributed to 2008 gross margins, will have an impact in 2009. Margins on maintenance increased from 75.1% in 2007 to 79.9% in 2008.

Non-GAAP R&D expenses of $4.9 million for the quarter and $19 million for the year were up approximately 17% over the fourth quarter 2007 and year-over-year as we continue to invest in our pricing and margin optimization software product suite. R&D for the year represented 25.2% of total revenue compared to 26.3% of total revenue in 2007.

Non-GAAP selling, general and administrative expenses for the fourth quarter of 2008 and full year were $5 million and $19.9 million respectively and were up 12.2% over the fourth quarter of 2007 and 28.8% year-over-year. SG&A expenses increased for the year largely due to increased marketing and sales expenses and to a full-year of public company costs incurred in 2008.

Non-GAAP operating income was $4.9 million for the quarter and $18 million for the year, with non-GAAP operating margins of 24.7% and 23.8% respectively. These results were above our previous guidance. This compares to operating income of $4.4 million in the fourth quarter of 2007 and $12.6 million for the year 2007 and operating margins of 25% and 20.3% respectively in those periods.

With strong expense management, our operating margins increased to near record levels in the fourth quarter of 2008. In absolute dollars, our operating income has increased $5.3 million for the year 2008 over 2007 or approximately 42%. The improvement in non-GAAP operating income for the full year was principally attributable to increased revenue and higher gross margins.

On a non-GAAP basis, interest income was $100,000 for the quarter, a decrease of $400,000 from the fourth quarter of 2007. The decrease was attributable to lower interest rates, despite higher cash balances. On a full year basis, net interest income was approximately $1.1 million for both years.

Our effective tax rate historically has been lower than the federal statutory rate of 35%, largely due to the application of research and experimentation credits. In the fourth quarter of 2008, Congress extended the research and experimentation credit back to January 1, 2008 and through December 31, 2009. As a result, our GAAP effective tax rate in the fourth quarter was 9% as the full year benefit of the research and experimentation credit was reflected in the fourth quarter. Similarly, our non-GAAP effective tax rate was 9% and 28.5% in the fourth quarter of 2008 and for the full year respectively, compared to 19.7% for the fourth quarter and 20.3% for the year ended 2007. The reconciliation of GAAP to non-GAAP net income and EPS in the press release uses the 9% and 28.5% in the fourth quarter of 2008 and for the full year respectively, as we use the GAAP effective tax rate for the reconciliation. The 2008 effective tax rate was higher than 2007, due to the utilization of research and experimentation tax credit carry-forwards in 2007 and to the higher levels of pretax income in relation to research and experimentation credits earned in 2008.

Non-GAAP net income was $4.6 million for the quarter and $13.6 million for the year, using the non-GAAP effective tax rate of 9% for the quarter and 28.5% for the year; compared to net income of $4 million for the fourth quarter of 2007 and $11 million for the full year of 2007 using the non-GAAP effective tax rate of 19.7% for the quarter and 20.3% for the year.

Non-GAAP net income per diluted share was $0.17 compared to $0.15 per diluted share in the fourth quarter of 2007. For the full year, net income per diluted share was $0.51 compared to $0.46 for 2007. Note that our full year 2007 earnings per diluted share would have been $0.41 using the post-IPO 2008 weighted average shares outstanding. On that basis, EPS for the full year would have been up 24%.

During 2008, in our quarterly guidance, we provided quarterly non-GAAP net income and EPS guidance using a pro forma tax rate of 28% to 29% anticipating Congress would pass the research and experimentation tax credit legislation. During our last earnings call, we provided fourth quarter 2008 non-GAAP net income and EPS guidance based on a pro forma non-GAAP tax rate of 29%.

Using our actual effective tax rate of 28.5%, our fourth quarter pro forma non-GAAP net income would have been $3.6 million or $0.14 per share, exceeding the high-end of our pro forma non-GAAP guidance of $3.3 million and $0.12 per share respectively. With the expansion of the research and experimentation tax credit legislation through 2009, we do not expect there will be a need to communicate a pro forma tax rate for guidance in 2009.

The previous information has been reported on our non-GAAP operating results because we believe that excluding certain non-cash items such as stock-based compensation for 2007 and 2008, deferred financing costs and the reversal of a valuation allowance against deferred tax assets in 2007 and other one-time items provides you the best indicator of the health of the overall business. This is also how we measure the success of the business internally.

That said, we appreciate that investors also need to analyze our result on a GAAP basis. So we have provided a reconciliation of GAAP results and non-GAAP results as part of the earnings release. For the quarters ended December 31, 2008 and 2007, our income from operations in accordance with GAAP was $3.8 million. Net income in the quarter was $3.6 million or $0.14 per diluted share compared with $3.5 million or $0.13 per diluted share in the fourth quarter of 2007.

For the year-ended December 31, 2008, GAAP operating income was $13.9 million compared to $11.0 million in 2007. GAAP net income in 2008 was $10.8 million or $0.40 per diluted share compared with $10.5 million or $0.45 per diluted share in 2007. For the full-year 2007, net income per diluted share would have been $0.39 using the post-IPO 2008 weighted average shares outstanding.

Moving to our balance sheet, we ended the year with cash and equivalents of $52 million, up from $44.4 million at December 2007. During the year, we repurchased 570,545 shares of common stock at a cost of $5 million, of which $2.3 million was spent in the fourth quarter. We have $10 million remaining under our authorization.

Let me turn to cash flows. We were pleased with operating cash flow in the fourth quarter of $6.3 million, compared to $3.3 million in 2007. For the year, operating cash flow was $13.8 million or 18% of revenue, compared to $10 million or 16% of revenue in 2007. Free cash flow was up 50% over 2007. The strong cash flow contributed to net accounts receivable at the end of the year of $16.2 million, down from $22.8 million in September, 2008.

Trade accounts receivables days outstanding were approximately 60 days, which is lower than our typical DSOs at the end of the year. Cash flow and accounts receivable balances can vary in a quarter based on, among other things, the timing of collections and invoicing of milestone billings under our contracts, which may vary from quarter-to-quarter.

Total deferred revenue at the end of the year was $19.5 million. As with receivables and cash flow, deferred revenue can fluctuate on a quarter-to-quarter basis depending on the timing of milestone billings under our contracts. Because deferred revenue is not tied to total contract value, we do not believe it is a meaningful forward indicator.

For the year ended December 31, 2008, we were at the high end of our bookings guidance range of $46 million to $51 million, which excludes maintenance and support that commences at the time the implementation is completed. Headcount at the end of the year was 381 compared to 342 a year ago. We slowed headcount growth in Q4 in response to the uncertain market conditions and continue to monitor expenses carefully going into 2009.

As Bert mentioned, because of the uncertainty in the US and global economy, at this time, we will not be providing full-year guidance as longer-term forecasting is considerably more challenging. Now let me turn to our guidance for the first quarter of 2009. For the first quarter of 2009, PROS anticipates total revenue in the range of $17.5 million to $18 million. We are projecting non-GAAP operating income of $2.8 million to $3.4 million and non-GAAP diluted earnings per share of $0.08 to $0.10 based on an estimated fully diluted share count of 26.5 million shares and effective tax rate of 28%.

Non-GAAP operating income and net income for the first quarter excludes estimated FAS 123R stock option expense of approximately $1.1 million. This first quarter guidance is based on our current expectation, which assumes no meaningful improvements in the macro environment.

Historically, revenue growth for PROS has not been solely impacted by current year bookings. Revenue growth is also primarily impacted by four areas — one, the duration of implementations, particularly those that exceed one year; two, growth and maintenance revenue resulting from completed implementations, which has been an ongoing trend; three, enhanced efficiencies in implementation processes that we have seen with the shortening of some implementations, though customer delays have lengthened other implementations; and four, cost of living increases for maintenance services, which we continue to see as maintenance agreements are renewed.

It is the layering effect of bookings from more than one year, the time durations of our implementations and maintenance growth that has traditionally given PROS good revenue visibility based on our percentage of completion revenue recognition model.

While there is heightened uncertainty regarding future expectations, given the current economic environment, I would like to remind everyone that the PROS management team has experienced challenging periods in the past and the Company remained profitable and achieved positive cash flow during those periods.

We ended 2008 with $52 million of cash, working capital of $58 million, excluding deferred revenue, and no bank debt. While there are no assurances that past performance can be continued, our experienced management team, the financial strength of the Company and our revenue recognition model is particularly helpful during such periods.

In summary, even with the challenging economy in 2008, we are pleased with the solid results we achieved last year and with our very strong financial position going into 2009. We will face additional challenges in 2009. However, we believe we are in a very strong competitive position, given among our other strengths our strong financial position. With the growing awareness of the benefits of pricing technology, we remain confident that PROS has an attractive long-term growth opportunity. With that, let me turn the call back to the operator, so that we can take your questions.

Operator:

Your first question comes from Tom Ernst with Deutsche Bank. Please proceed.

Tom Ernst - Deutsche Bank - Analyst

Good afternoon, gentlemen and thank you for taking my question.

Bert Winemiller - PROS Holdings Inc. – Chairman and CEO

Absolutely, Tom.

Tom Ernst - Deutsche Bank - Analyst

I apologize for the background noise. I’ll try to mute out while I am not talking. So my question is — I think all of us or many of us in Wall Street appreciate that the customers want your product and like the product and it’s no surprise that there’s delays in implementation. What I guess is surprising is that you made the high end of your bookings target. So the question for you is, is there something anomalous in that, was there one big deal? Was there perhaps an extended term contract? Or perhaps did you just make it in the first half and the second half was very weak? Thank you.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Well that’s a great question. Charlie, you want to —

Charlie Murphy - PROS Holdings Inc. - CFO

Yes, let me take that Bert. Tom, I think you have really hit it here. What happened in the fourth quarter of 2008, the contracts we closed and I want to remind everyone that we did come very close to the high end of our booking guidance, but the contracts we closed came principally in the month of December.

So when you close business in the last month of a quarter, obviously it gives you very little opportunity to get any revenue in that quarter, which we did in the fourth quarter of ‘08 and similarly, there is ramp up time between the time you book the business and you actually can really ramp up and get the full benefit of those bookings in the quarter. So we are not getting the full benefit of the bookings in the first quarter of ‘09 from the bookings we got in the fourth quarter, so that’s one factor.

The other is, we mentioned that there was one project that postponed, with hope they’ll restart in 2009, but that revenue for our guidance purposes is taken out of the first quarter entirely. And then we did have a project that delayed. As you mentioned, delays are not surprising. We’ve had projects delay in the past, some accelerate. We just had, I think the convergence of basically two to three items here that are impacting Q4, at the low end of the guidance, still very pleased with that, but I think more importantly impacting the first quarter.

Tom Ernst - Deutsche Bank - Analyst

And just to be clear there was nothing anomalous that inflates that strong performance in the bookings this quarter?

Charlie Murphy - PROS Holdings Inc. - CFO

Nothing anomalous, no. It was a standard sales process and the bookings were consistent with our historical profile of bookings.

Tom Ernst - Deutsche Bank - Analyst

Okay, good. And one follow-up question on those bookings. Where are the bookings getting the strength? Is it up-sell into the base modules or new customers? What was the source?

Charlie Murphy - PROS Holdings Inc. - CFO

Tom, I think going back to our historical metrics and this I think probably continues to surprise all of us, but we’re really staying pretty much with the same mix. One third of our business continues to come from our existing customer base and approximately two thirds of our business comes from new customer acquisition. So that metric hasn’t changed and we continue to monitor that very carefully and the source is across the industries we did close, I should mention, we did close bookings in all five of our industries in the fourth quarter.

Tom Ernst - Deutsche Bank - Analyst

Okay, and one more question, the margin expansion seems to continue and this has been a multi-year trend. And I think you mentioned that it was performance on deployment times. I’m curious, are you also seeing a longer-term trend towards just a greater mix of licensing revenue in that line and what do you expect to see as you look forward through a tough environment to the mix of the business on those lines?

Charlie Murphy - PROS Holdings Inc. - CFO

Yes, first let me comment on the mix. I haven’t seen any discernable change in the mix, if I take a look at the quarters last year versus the end of 2007, no discernable change in the mix. We do see situations that can impact the margins. That’s why we want to be very cautious regarding what the margins might be in 2009. Obviously, we did great in ‘08; we did great in ‘07, as you mentioned, continuing improvement.

We are cautious because if there were a delay in a project, that is obviously going to have a negative impact on our margins in the quarter, because we’re not going to be able to react that fast to changing costs and we may choose not to react that fast to the changing costs. So as we go into 2009; for us, it’s a period of cautiousness on our part. So I really don’t want to get into projecting 2009 margins. I’ll say we still see implementation efficiencies taking place.

That part of the equation hasn’t changed, the part we can’t control is the economy and the impact the economy may have on other components of our margins.

Tom Ernst - Deutsche Bank - Analyst

Thank you both, again.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you.

Charlie Murphy - PROS Holdings Inc. - CFO

Thank you, Tom.

Operator:

Your next question comes from the line of Richard Davis of Needham & Company. Please proceed.

Richard Davis — Needham & Company - Analyst

Thanks. As a strategy, is it possible for you guys to, because I know you do kind of smaller start-up introductions in the companies — is there a way to sell your software in smaller chunks, so that people don’t go , oh well, we’re spending any money in any large amounts. I mean then you can kind of prove out your ROI and kind of inch your way in from the smaller beach

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Great question, Richard. We have what we call our easy on-ramp sales strategy and really that involves a phased implementation, where Scientific Analytics goes in first. That’s where we find the negative pocket margin products and customers, that’s where we show the very quick Phase I ROI of our three phase delivery. That’s the example I gave, where in 28 days, we found $4 million of price-based profit leaks.

The interesting thing and it is still — we find interesting is that once a CEO or CFO decides that they are committed, they’re not interested in contracting for just the one module and just the Phase I. Now maybe in a difficult, continuing and weak economy, that will change, but as we mentioned a few years ago, we thought a lot of companies would start with only Phase I and then progress sequentially to Phase II ROI, Phase III ROI, but it hasn’t happened so far.

Charlie Murphy - PROS Holdings Inc. - CFO

By the way — to be clear, though, we do make that option available during the sales cycle.

Richard Davis — Needham & Company - Analyst

And what would that price point be, if I did that?

Charlie Murphy - PROS Holdings Inc. - CFO

Well, our ASP has historically been $1.8 million; that represents 2.2 products and even though I’m not going to tell you, you can divide —

Richard Davis — Needham & Company - Analyst

Right. We will do the math. Even I can do arithmetic on my HP-12C. Okay, cool. That’s the question I had, thank you so much.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you, Richard.

Charlie Murphy - PROS Holdings Inc. - CFO

And perhaps I could just add one little point of clarification and that is the average ASP, as Bert mentioned, the $1.8 million that is out for 2008, we’re very pleased with that. We did have a few more one solution deals in the fourth quarter, not suggesting it’s a trend here. We really don’t think it is — we think it’s probably just anomalous, but we did have a few more one-solution deals that did have some effect on our ASP in Q4 versus the first three quarters of the year. Not enough to change the overall average for the year.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

We’re very open in the sales cycle to accommodating whatever the prospect feels is appropriate to get started and get launched with PROS.

Operator:

Your next question comes from the line of Tom Roderick with Thomas Weisel Partners. Please proceed.

Tom Roderick - Thomas Weisel Partners - Analyst

Hi, gentleman, thanks and good afternoon.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Hi, Tom.

Charlie Murphy - PROS Holdings Inc. - CFO

Hi, Tom.

Tom Roderick - Thomas Weisel Partners - Analyst

Maybe I could build on Tom Ernst’s question, just from a few minutes ago here in terms of that the bookings that you had during the year, finished at the high-end of your range. I’m curious, though, to the extent you can give a little bit of definition around it. How much of those bookings were you able to recognize throughout the year in your revenue versus how much do you still have in existing projects as you go into 2009? In other words, how does the visibility look in your timeline for 2009?

Charlie Murphy - PROS Holdings Inc. - CFO

Okay, I can comment on a portion of that. We have said while going into 2008, we said that approximately 70% of our revenue for the year we believe has already been somewhat booked and we need about 30%. That metric held pretty good for 2008, Tom.

Tom Roderick - Thomas Weisel Partners - Analyst

Okay.

Charlie Murphy - PROS Holdings Inc. - CFO

That held pretty good, now what I can’t comment on is how that metrics is going to hold for 2009.

Tom Roderick - Thomas Weisel Partners - Analyst

Okay.

Charlie Murphy - PROS Holdings Inc. - CFO

For the first quarter, we still feel comfortable with our traditional guidance we’ve given and we talk about what portion of our guidance is already booked, we’re still comfortable with the 90% range, but we really can’t get into what percentage might it be for 2009, because there is uncertainty relative to the economic environment that we’re dealing with.

Tom Roderick - Thomas Weisel Partners - Analyst

Do you see project lengths, the length of deployments? Are they holding pretty consistent or do you find that your customers are dragging projects out a little bit more slowly now?

Charlie Murphy - PROS Holdings Inc. - CFO

Okay. First, I’d say the length of deployments have been coming down, that’s what’s been contributing to our improving margins over the last several years and we didn’t see a change in that in 2008 as far as the overall months. What we did see, okay, is the anomalies — hopefully they are anomalies, in the fourth quarter, where a customer delaying because of the ERP implementation and another customer postponing. So that’s why we really can’t comment specifically on what we expect is going to happen in 2009, again getting back to the uncertainty in the economy. For 2008, continuing improvements relative to implementation timelines.

Tom Roderick - Thomas Weisel Partners - Analyst

Okay. Last question quick question for me. Can you offer a brief update — there was a customer dispute you’ve highlighted in prior quarters? Can you just offer an update on that?

Charlie Murphy - PROS Holdings Inc. - CFO

Sure, really no change. Like we commented before, this dispute process could take us to the very end of 2009 and very likely into the first half of 2010. I’d say that that doesn’t change as we sit here today. We’re all going through the motions, I think a bit slowly. I don’t think there is any rush here, but everyone is going though the motions relative to that process that you would through. But I think we’ll be talking about this in 2010.

Tom Roderick - Thomas Weisel Partners - Analyst

Okay. Thank you, gentlemen.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you, Tom.

Operator:

Your next question comes from the line of John Difucci with JPMorgan. Please proceed.

Sandeep Madhur - JPMorgan - Analyst

Hi. This is actually [Sandeep Madhur] on behalf of John Difucci. Just a couple of quick questions over here. First, if you could just talk about the maintenance renewal rate. I think you’d talked about mid-90s. Are you seeing any pressure on that either in terms of the renewal rate or in terms of pricing on that?

Charlie Murphy - PROS Holdings Inc. - CFO

Sandeep, this is Charlie. I’d be happy to respond to that. We’re very pleased that in 2008 we maintained our historical, which we think is very high, best-in-class maintenance renewal rate of the mid-90s and that’s held very, very nicely. We did have some — anomalies in 2008 just started towards the end of the year that we experienced after September 11th. We had a few customers come to us, got in some situations who are looking for a little bit of relief. We provided some of that, which had no impact on our maintenance renewal historical percentage.

Sandeep Madhur - JPMorgan - Analyst

Okay, that’s grand. And then second, deferred revenue, I know you said that it’s not exactly the best indicator of future quarters or on business momentum. Just kind of trying to get a sense of what actually is recognized in deferred revenue? I mean, what does that then mean given your percentage of completion on that bit of recognizing revenue?

Charlie Murphy - PROS Holdings Inc. - CFO

Okay. Well, deferred revenue, starts with what do we bill and we bill based upon milestones and that is where the variability comes in and those milestones do not reflect the total contract value. Milestone billings take place over a period of time over the implementation period. So for example, we will sign a contract, we will get a percentage of the contract at signing and then each quarter, there maybe or maybe there isn’t a milestone that is achieved, that then drives the next billing on that contract. So what drives it is the billings and then with of course the deferred revenue is the revenue that is being recognized on that project, but there is no correlation between deferred revenue and total contract value.

Sandeep Madhur - JPMorgan - Analyst

Okay, that’s great. And then just lastly, if you could just talk about, I think you mentioned your five verticals — just kind of which ones do you see the most weakness in relative to the others and which ones are kind of the bright spot and maybe if you can kind of give any kind of color on how big each one is? Just something that would be helpful to, I guess, give us some context?

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Good question. When we decided to diversify from airline and travel and transportation and hotel cruise. We chose industries that had the same pricing problems that we had already solved, negotiated deals, lots of transaction, willingness to pay characteristics by customer base, scientific segmented markets, significant variance in service and price sensitivity, typically multiple line item deals where offer optimization is important for maintaining customer relationships.

And the kinds of transactions and pricing problems that we really feel we excel at are the same ones that are the challenges of manufacturing, distribution and service companies. And many years ago, especially right after 9/11, that’s really where we started to focus on those industries and it was very early stage for number of years and now we have a bluechip customer base of the innovators that have embraced pricing excellence and price optimization in each of those newer target industries of manufacturing, distribution and services.

The momentum in those industries, it is still an innovator, first mover, market and it is still relatively small against the under-penetrated market opportunity and we closed deals in all five of our target industries and we don’t see any real adoption rate differentiation across the newer target industries. So that may happen over time and I think the fact that there is a global economic recession and it’s affecting all industries, maybe it’s just affecting all industries equally.

So we’re not seeing any change relatively across any of the industries that we currently serve, but the most important thing is we’re still early stage and still innovators. And fortunately, there are enough CEOs and CFOs that recognize the power of pricing and as a result, we’ve done pretty well.

Sandeep Madhur - JPMorgan - Analyst

Okay, that’s great. Just one really quick last question, can you just, I don’t know if you can disclose this, but what the breakout was between license and implementation?

Charlie Murphy - PROS Holdings Inc. - CFO

No, we have not been breaking that out, Sandeep. Under our GAAP revenue recognition, we have to combine the license and the implementation together and recognize both over the implementation period. So historically, we have not broken out the percentages.

Sandeep Madhur - JPMorgan - Analyst

That’s great. Thank you.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you.

Charlie Murphy - PROS Holdings Inc. - CFO

Thank you.

Operator:

Your next question comes from the line of Ross MacMillan with Jefferies. Please proceed.

Ross MacMillan - Jefferies & Company - Analyst

Thanks. Hi, Bert. Hi, Charlie.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Hi, Ross.

Charlie Murphy - PROS Holdings Inc. - CFO

Hey there, Ross.

Ross MacMillan - Jefferies & Company - Analyst

So help me understand, I’m a customer and I sign a contract with PROS. What commitment do I have as a customer to deploy under a certain timeframe? In other words, where you see delays and postponements, to what extent is that customer obligated to start a project by a certain time or hit a milestone by a certain time?

Charlie Murphy - PROS Holdings Inc. - CFO

Ross, this is Charlie, I’d say with a few exceptions, of course these are all heavily negotiated contracts. We’re dealing with very, very large companies. With a few exceptions, we actually have a no-delay provision in the contract. So the customers cannot delay the implementation. Having said that, practically there is not much we can do, if the customer chooses to delay. I mean, from a factual standpoint, there isn’t much you can do.

I would expect going forward, contractually companies in this environment will want to have provisions in the contract that they can have delays and again I would say, from a factual standpoint, this doesn’t have any impact on our business because even if they didn’t have the right to delay and they chose to delay, we’re not really in a strong position, if we want to be good long-term partners with them to force them to complete their obligations of the contract. I would say, in my experience of ten years with the Company, this has not been an issue. Now 2009 may be different, but it has not been an issue.

Ross MacMillan - Jefferies & Company - Analyst

Okay, that makes sense. Maybe just as an adjunct to that, when I sign the paper as a customer, what typically is billed as a portion of maybe that contract value? In other words, am I paying for something such that if I postpone, I’m really foregoing the ROI for longer. I’m trying to understand, from the perspective of the customer, why would I sign the piece of paper, if I then choose to postpone if you see what I mean. It would seem that if I’m signing I would want to get moving because that was already something I had committed to and I would probably be writing a check to you for a portion of the value of the total contract.

Charlie Murphy - PROS Holdings Inc. - CFO

Ross, you’re absolutely right. That’s why in my ten years of experience at PROS, this has not been an issue. It has not been an overriding consideration — it just hasn’t been. As once they’ve made the decision to deploy the pricing and margin optimization solutions, they get an appreciation for their high ROI. They want to finish the project. Those delays historically have not been an issue for the Company and they do sign and they do pay cash upfront to your point. So there is no motivation for them to delay.

Ross MacMillan - Jefferies & Company - Analyst

So I guess the bottom line as you’d expect the postponements - delays to be a minority of cases?

Charlie Murphy - PROS Holdings Inc. - CFO

Historically, it’s been a non-event.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

We have over the years, we’ve had a couple of projects that got delayed for various reasons, business reasons, and they came back. So we’ve had a few, a handful over the years, but once somebody recognized the value and especially if they get through Phase I ROI, so in a few weeks they see it even if they decide to delay Phase II or III, later they come back and it starts to accelerate.

But in our universe of contracts, you have historically some that accelerate, some that get delayed slightly and as a result the overall average on those contracts is pretty consistent, but clearly as Charlie said, we had a couple in the fourth quarter that made a difference.

Ross MacMillan - Jefferies & Company - Analyst

So maybe the other way to ask would be — you obviously had a good performance in your bookings in 2008 relative to that mid-year change guidance point. So that was really constructive, it was at the high end of your revised range. So if you have to think about what you think will the bigger influence in ‘09; is it going to be the absolute bookings number or will it be this kind of question on delays or postponements? Is there a way to think about that, like which one will maybe the bigger issue, do you think?

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Well the bigger issue for us is probably going to be the economy. Because it’s clear in these cases the concern about the economy is driving those decisions. So we’re hopeful that the new sensitivity around pricing and margin optimization and the questions that good analysts like you ask on quarterly calls of major industrial companies — what are you doing about pricing? What are you doing about margins?

I mean, we have the experience here historically, where a weak economy correlated with more awareness of the power of pricing, more sensitivity around margins and some innovators selectively invested in order to capitalize on a short time to value and high ROI, but in this environment we’re not applying our traditional metrics and we think we’re being very prudent in the way we’re approaching the business.

Now that said, the biggest opportunity for us is the manufacturing and distribution industries and when these move from innovator stage to mainstream and eventually to a must have application. And we’re even more convinced today that that’s going to happen. Every indicator of CEO and CFO awareness around pricing and margins and science-based price optimization is accelerating.

So our confidence is even higher today that the future opportunity is going to be great for PROS and we have to manage through this period of time, manage our expenses and selectively invest our resources and assets to make sure we get stronger and we emerge stronger, and when the markets turns, we’re able to capitalize on it.

Ross MacMillan - Jefferies & Company - Analyst

Makes sense. Just one last one, then, for Charlie. Just on the gross margin on license and implementation, that sort of peaked in early ‘08 and started to come down very slightly, is that just a function of some of these things we’ve talked delays - postponements where your carrying some of those implementation costs and you’re not able to hit those milestones on revenues, hence the slight diminution on that number?

Charlie Murphy - PROS Holdings Inc. - CFO

Well I think that certainly was a factor in the fourth quarter because again, you had a postponement and you had an implementation which was delaying. So I would agree with you that that is a contributing factor towards the margins, which peaked somewhere around the high 74.7%, I guess, [75%] and currently at 72% for the fourth quarter. I would agree with that because it’s not because the efficiency is not improving, that’s not the case.

Ross MacMillan - Jefferies & Company - Analyst

Right, because you’re getting more efficient on some of these new verticals, right?

Charlie Murphy - PROS Holdings Inc. - CFO

That’s exactly right. That’s exactly right. I’d say the revenue delay is a result of the postponements.

Ross MacMillan - Jefferies & Company - Analyst

Great. Thanks so much.

Charlie Murphy - PROS Holdings Inc. - CFO

Okay.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you.

Operator:

I would now like to turn the call over to Mr. Bert Winemiller, CEO, for closing remarks.

Bert Winemiller - PROS Holdings Inc. — Chairman and CEO

Thank you very much for joining the call. We are very pleased with our 2008 results. We think we are well positioned to capitalize on what we think is going to be a terrific longer-term future opportunity. The Company that you’ve invested in continues to get stronger every day.

We’ve got great people, we’ve got great products and we’re going to manage through this challenging time very appropriately and make sure that we invest appropriately to capitalize on what we think is a big market opportunity down the road. So thank you very much. We appreciate you taking your valuable time to listen to the call. Thank you.

Operator:

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.